EXHIBIT 99

REPRSENTATION PURSUANT TO INSTRUCTION 2
TO ITEM 8.A.4 OF FORM 20-F

The registrant hereby represents that it is not required to comply with the 12-month requirement in the British Virgin Islands, its jurisdiction of organization, or in any other jurisdiction outside the United States and complying with this requirement is impracticable at this time.

Dragon Jade International Limited

Dated: July 6, 2009	By:	/s/YUE, Kou
YUE, Kou, Chief Financial Officer